NEWS RELEASE
	Contact:	Christopher L. Boone
Chief Financial Officer
(936) 631-2749
FOR IMMEDIATE RELEASE
DRG&E
Jack Lascar / 713-529-6600
Anne Pearson / 210-408-6321

LUFKIN INDUSTRIES REPORTS FIRST QUARTER 2009 RESULTS FROM CONTINUING OPERATIONS

LUFKIN, Texas, April 15, 2009 – Lufkin Industries, Inc. (NASDAQ: LUFK) today announced financial results for the first quarter of 2009.
Excluding the impact of a $1.9 million (net of tax), or $0.13 per diluted share provision related to the class-action lawsuit against the Company that was accrued at the end of the first quarter, earnings from continuing operations for the first quarter of 2009 declined to $11.0 million, or $0.74 per diluted share, compared with $15.6 million, or $1.05 per diluted share, for the first quarter of 2008.   Earnings from continuing operations for the first quarter of 2009 decreased to $9.1 million, or $0.61 per diluted share. Revenues increased almost 9% to $153.1 million compared with $141.1 million for the first quarter of 2008.
“The first quarter of 2009 turned out to be one of the most challenging quarters we have faced in a number of years,” said John F. “Jay” Glick, president and chief executive officer of Lufkin.  “As we mentioned last quarter, we are clearly not immune to the current economic recession and to the decline in commodity prices the industry has witnessed since the second half of 2008.
“Bookings in both our Oil Field and Power Transmission divisions were down significantly both from the fourth quarter of 2008 and from the first quarter of 2008.  Several international projects were reduced in size and several were postponed, which further impacted bookings during the quarter.
“Markets were soft in all geographic areas, but international markets clearly held up much better than in the United States.  While the decline in North America appeared to be focused in the Bakken and Barnett shale plays, we also started to experience softening as the quarter progressed in areas that had previously seemed more stable like California and West Texas.   While it is difficult to find bright spots in this environment, Brazil and North Africa were areas in which business was up significantly versus the preceding quarter and last year’s first quarter.
“Our combined order backlog declined to $208.0 million in the first quarter from $234.7 million in the first quarter of last year and from $317.5 million at the end of 2008,” he added.
“We expect the market to be challenging over the next several quarters, although we are hopeful that we will begin to see some signs of stabilization and recovery in demand in the second half of 2009. As a result, we have taken steps to reduce costs to improve our competitive position.  We have reduced our workforce by roughly 10%, some operations were placed on short work weeks, and capital spending has been reduced.  We are also working to unwind commitments made late last year in our supply chain. However, at the same time we are making sure that the right decisions are being made to provide for the longer term growth of the company.
“Our acquisition of International Lift Systems (ILS), announced in March, is an example of that longer term focus.  ILS expands our footprint in the artificial lift sector by adding gas and plunger lift to our product portfolio and provides a platform for future growth, as we leverage Lufkin’s global sales and service network to expand the market for ILS products and services,” Glick concluded.

 FIRST QUARTER RESULTS

Oil Field Division – Oil Field revenues for the first quarter of 2009 increased 11% to $111.7 million, compared to $100.9 million in the first quarter of 2008, but they fell 37% from the fourth quarter of 2008.  The year-over-year increase was led by a 23% jump in new unit sales, primarily in North America. Sales from recently acquired ILS contributed $2.0 million during the first quarter of 2009.  First quarter revenue was lower than forecasted due to higher than expected order cancellations and reschedules in the latter half of the quarter.  Oil Field’s new business bookings declined 86% from the first quarter of 2008 and 80% from the fourth quarter of 2008. Oil Field’s backlog decreased to $93.3 million at the end of the first quarter from $97.1 million at the end of last year’s first quarter and $188.1 million at the end of 2008. This decrease was caused primarily by lower orders for new pumping units as customers deferred or cancelled drilling programs in response to lower energy prices, and by reduced pricing.  The Oil Field Division experienced approximately $25 million in cancelled orders during the first quarter as customers became more cautious and started reducing their capital spending, a process that started in November 2008.
Power Transmission Division – Sales of Lufkin’s Power Transmission products increased   3% to $41.5 million compared to $40.2 million in last year’s first quarter, but they fell 21% from the fourth quarter of 2008. The year-over-year increase was driven by a 5% increase in new unit sales to $33.1 million for marine units for the coastal, river and inland-waterway transportation markets. First quarter revenue was lower than forecasted due to higher than expected customer delays and reschedules in the latter half of the quarter.  Bookings in Power Transmission declined 45% sequentially and 52% from a year ago to $27 million.
Power Transmission backlog at March 31, 2009, decreased to $114.7 million from $137.6 million at March 31, 2008, and $129.3 million at December 31, 2008, primarily from decreased bookings of new units for the energy-related and marine markets as well as reduced pricing.
Consolidated – Gross profit margin for the first quarter decreased to 22.3% of revenues, compared to 28.7% of revenues in last year’s first quarter.  This gross margin decrease was related to market price reductions that occurred ahead of raw material costs reflecting the price reductions negotiated with vendors, coupled with lower levels of shop activity to absorb overhead expenses.
Operating income, which includes the pre-tax impact of $3 million in additional litigation expense, declined to $12.8 million in the first quarter, compared to $23.8 million in last year’s first quarter.  Selling, general and administrative expenses as a percentage of revenues remained essentially flat at approximately 12% of revenues.

OUTLOOK

“The commodity price declines of the past several months have led to widespread reductions of both OPEX and CAPEX investment, especially for independent domestic customers.  The uncertainties generated by this kind of environment make it extremely challenging to develop a reliable demand forecast until there is greater clarity with respect to industry fundamentals,” Glick said.
“We are clearly experiencing a decline in demand as customers consume inventory that is already in the field, much of which was purchased for field development plans that assumed more rigs than are currently operating.  Until that inventory is consumed, we expect demand to remain anemic.  We expect the business environment to remain very challenging until costs have been wrung out of the supply chain.  However, we believe that Lufkin’s strong balance sheet, the compelling value proposition represented by our products and services, combined with the experience of our management team, will enable us to continue to navigate this downturn and emerge a stronger company.”

CONFERENCE CALL

Lufkin will discuss its first quarter financial results in a conference call today at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).  To listen to the call, dial (303) 262-2055 and ask for the “Lufkin Industries” call at least 10 minutes prior to the start of the call.  The conference call will also be broadcast live via the Internet and can be accessed through the “Earnings Conference Call” page of Lufkin’s corporate website at www.lufkin.com.  A telephonic replay will be available through April 22, 2009, by dialing (303) 590-3000 and entering reservation number 11129212#.

 Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and information that are based on management’s beliefs as well as assumptions made by and information currently available to management.  When used in this release, the words “anticipate,” “believe,” “estimate,” “expect” and similar expressions are intended to identify forward-looking statements.  Such statements reflect the Company’s current views with respect to certain events and are subject to certain assumptions, risks and uncertainties, many of which are outside the control of the Company.  These risks and uncertainties include, but are not limited to, (i) oil prices, (ii) capital spending levels of oil producers, (iii) availability and prices for raw materials and (iv) general industry and economic conditions.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements and information.

(Tables to follow)

LUFKIN INDUSTRIES, INC.
Financial Highlights
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2009	2008
Sales	$153,138	$141,070
Cost of sales	118,955	100,550
Gross profit	34,183	40,520
Selling, general and administrative expenses	18,430	16,765
Litigation reserve	3,000	-
Operating income	12,753	23,755

Other income (expense), net	540	218

Earnings from continuing operations before income tax provision	13,293	23,973

Income tax provision	4,210	8,388
Earnings from continuing operations	9,083	15,585

Earnings (loss) from discontinued operations, net of tax	(105)	44
Net earnings	$8,978	$15,629

Basic earnings per share:
Earnings from continuing operations	$0.61	$1.06
Earnings from discontinued operations	$(0.01)	$-
Net earnings	$0.60	$1.06

Diluted earnings per share:
Earnings from continuing operations	$0.61	$1.05
Earnings from discontinued operations	$(0.01)	$-
Net earnings	$0.60	$1.05

Dividends per share	$0.25	$0.25

LUFKIN INDUSTRIES, INC.
Balance Sheet Highlights
(In thousands)
	March 31,	Dec. 31,
	2009	2008
Current assets	$347,480	$385,738
Total assets	540,633	530,718
Current liabilities	87,560	88,813
Shareholders’ equity	418,642	413,937
Working capital	259,920	296,925

LUFKIN INDUSTRIES, INC.
Division Performance
(In thousands)
		Three Months Ended
		March 31,
		2009	2008
Sales:
	Oil field	$111,683	$100,909
	Power transmission	41,455	40,161
	Total	$153,138	$141,070

		March 31,	December 31,	March 31,
		2009	2008	2008
Backlog:
	Oil field	$93,306	$188,142	$97,066
	Power transmission	114,708	129,344	137,598
	Total	$208,014	$317,486	$234,664

LUFKIN INDUSTRIES, INC.
Reconciliation of Net Income under U.S. GAAP to Adjusted Net Earnings
(In thousands, except per share data)
(unaudited)
	Three Months Ended
	March 31,
	2009	2008
Earnings from continuing operations	$9,083	$15,585

Plus: Litigation reserve, net of tax	1,935	-

Adjusted net earnings from continuing operations	$11,018	$15,585

Diluted earnings per share:
Earnings from continuing operations	$0.61	$1.05
Plus: Litigation reserve	$0.13	$-
Adjusted net earnings	$0.74	$1.05

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